FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. COMPLETES
ACQUISITION OF CLAYTON METALS, INC.
     Los Angeles, CA — July 3, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed its purchase of the previously announced acquisition of the outstanding capital stock of Clayton Metals, Inc. headquartered in Wood Dale, Illinois. Terms were not disclosed. Clayton Metals was founded in 1976 and specializes primarily in the processing and distribution of aluminum, stainless steel and red metal flat-rolled products, custom extrusions and aluminum circles through its metals service center locations in Wood Dale, IL; Cerritos, CA; High Point, NC and Parsippany, NJ.
     Clayton Metal’s net sales for the twelve months ended December 31, 2006 were about $123 million. Clayton Metals will operate as a wholly owned subsidiary of Reliance with Donald W. Madl serving as President and Chief Operating Officer.
     “The addition of Clayton Metals to our Reliance family provides further diversification of our business that brings new products and customers in important geographic areas. Clayton Metals has an excellent management team in place and we look forward to their continued growth and success,” said David H. Hannah, Chief Executive Officer of Reliance.
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 Fortune 500 List and the Fortune 100 Fastest Growing Companies List and the 2007 List of America’s Most Admired Companies by Fortune and the 2007 Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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